Exhibit 99.1

Press Release

Twitter Announces Proposed Settlement of Consolidated Class Action Lawsuit

SAN FRANCISCO — SEPT. 20, 2021 — Twitter, Inc. (NYSE: TWTR) today announced that it has entered into a binding agreement to settle the consolidated class action lawsuit commenced in 2016 in the United States District Court for the Northern District of California. The case was consolidated under the caption In re Twitter, Inc. Securities Litigation, Case No. 4:16-CV-0534-JST (SK).

The proposed settlement resolves all claims asserted against Twitter and the other named defendants without any admission, concession or finding of any fault, liability or wrongdoing by the Company or any defendant. Twitter and the individual defendants continue to deny any wrongdoing or any other improper actions.

Under the terms of the proposed settlement, Twitter will pay $809.5 million for claims alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The Company intends to use cash on hand to pay the settlement amount, which is expected to be paid in the fourth quarter of 2021. The Company expects to record a charge for the settlement during the third quarter of 2021.

The final settlement agreement will be subject to approval by the Court.

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Contacts

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